                                                                Exhibit 10.37

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT, dated as of October 30, 2000 (the "Agreement") between Citigroup Inc. (the "Company"), and Keith
Hughes (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Company, Associates First Capital Corporation
("Associates") and AFS Merger Sub Inc. have entered into an Agreement and Plan of Merger dated as of October 6, 2000 (the
"Merger Agreement");

      WHEREAS, in connection with the transactions contemplated in the Merger Agreement, the Company and the Executive desire to enter into an agreement relating to the employment of the Executive by the Company, which employment shall commence as of the Effective Time (as defined in the Merger Agreement);

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.     EMPLOYMENT

      1.1. The Executive hereby agrees to serve, upon the terms and conditions herein contained, as Vice Chairman of the Company. The Executive shall have duties with respect to the successful integration of Associates and the Company, and as the Chairman and Chief Executive Officer of the Company reasonably determines is appropriate, consistent with the Executive's status and title. The Executive shall report directly to the Chairman and Chief Executive Officer of the Company.

      1.2. As of the Effective Date (as defined below), the Executive shall be appointed to the Board of Directors of the Company.

      1.3. The Agreement and the term of employment hereunder shall commence at the Effective Time (the "Effective Date") and, subject to the terms hereof, shall terminate on the last day of the 15th full calendar month after the Effective Date (the "Employment Term"), unless expressly extended in writing.

      1.4. During the Employment Term the Executive shall devote the Executive's reasonable best efforts and substantially all of the Executive's business time and services (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect from time to time for other senior executives of the Company who are of a comparable status to the Executive) to the business and affairs of the Company.

      1.5. During the Employment Term the Executive's primary place of business shall be Dallas, Texas or the borough of Manhattan, New York, depending on the needs of the Company, in either case, subject to reasonable travel as requested by the Company.

2.    SALARY AND BONUS

      2.1. During the Employment Term, the Executive shall be entitled to receive an annual base salary of $1 million, payable in accordance with the Company's payroll policy as in effect from time to time for its senior executives. The Company may, in its sole discretion, increase the Executive's annual base salary. The Executive's annual rate of base salary, as it may be increased from time to time, shall be referred to as the "Base Salary".

      2.2. In addition to the Base Salary, the Executive shall be paid an annual bonus ("Bonus") for each fiscal year of the Company ending during the Employment Term, to be determined in accordance with the most favorable bonus policy within the Company that is applicable to comparably situated senior executives of the Company. In no event shall the Executive's Bonus be less than $2.5 million. Any Bonus payable pursuant to this Section 2.2 shall be payable to the Executive at the same time and in the same manner as such bonuses were generally payable to other senior executives of the Company of comparable status to the Executive prior to the Effective Date.

3.    EQUITY COMPENSATION

      3.1. All awards granted to the Executive prior to the Effective Time with respect to any equity securities of Associates (e.g., any stock option or restricted stock) and equity securities of the Company into which they were converted shall continue to be vested and exercisable on and after the Effective Time. Schedule A provides detail as to such equity awards.

      3.2. During the Employment Term, the Executive shall be entitled to participate in non-mandatory stock option and stock based plans and shall participate in mandatory stock option and stock based plans (including, without limitation, the Company's Capital Accumulation Plan) applicable generally to other senior executives of the Company who are of a comparable status to the Executive, in each case on the same basis as that generally afforded to the other senior executives of the Company, and including consideration for a 2001 stock option grant at the same time and on the same terms and conditions as stock options are generally granted to other senior executives of comparable status to the Executive, subject to the terms and conditions of any such plan, as such plan may now exist or may be adopted or amended hereafter by the Company or any of its affiliates, as applicable.

4.    EXECUTIVE BENEFITS

      4.1. The parties recognize that the Executive's rights and interest in any amounts and benefits payable under any of Associates' nonqualified plans in which the Executive participated prior to the Effective Date (i.e., the Associates Long Term Performance Plan ("LTPP"), Excess Benefit Plan, Supplemental Retirement Income Plan, Supplemental Executive Welfare Plan and Shareholder Interest Bonus Plan) are vested, and the Company acknowledges that such amounts and benefits may not be reduced or forfeited under any circumstances. Schedule B provides detail as to certain of such benefits.

      4.2. During the Executive's employment hereunder, the Executive shall participate in and receive benefits under any and all employee retirement income, welfare benefit (including, without limitation, life insurance), vacation and fringe benefit policies, plans, programs or arrangements applicable to, and at the same benefits level of, the Company's other senior executives who are of a comparable status to the Executive, subject to the terms and conditions of any such policies, plans, programs or arrangements, as such policies, plans, programs or arrangements may now exist or may be adopted or amended hereafter by the Company, as applicable; provided, however, that the Executive shall not be required to contribute with respect to any such benefit an amount in excess of the amount he was required to contribute with respect to a comparable benefit of Associates immediately prior to the Effective Time. The Executive shall be entitled to assign his interest in life insurance benefits to a trust for estate planning purposes, in accordance with the Company's policies.

      4.3. The Executive shall receive the same perquisites as senior executives of the Company who are of comparable status to the Executive.

5.    EXPENSES

      During the Executive's employment hereunder, the Executive is authorized to incur, and shall be reimbursed for all, reasonable expenses for promoting the business of the Company and its affiliates, including expenses for travel and similar items, in accordance with the policies of the Company as in effect from time to time for other senior executives of the Company who are of a comparable status to the Executive.

6.    TERMINATION

      6.1. The Company may terminate the Executive's employment hereunder at any time, with or without Cause. As used herein, the term "Cause" shall be limited to (a) action by the Executive involving willful malfeasance resulting in material and demonstrable harm to the Company or an affiliate thereof, (b) the Executive's willful and continued neglect or refusal to perform the executive duties assigned to the Executive pursuant to this Agreement (other than as a result of total or partial incapacity due to physical or mental illness), (c) the Executive's being convicted of a felony, (d) the Executive's engaging in any activity that is directly or indirectly in competition with the Company or any affiliate or (e) the Executive's violation of a material Company policy covering standards of corporate conduct. Notwithstanding anything to the contrary in this Agreement, if the Company terminates the Executive's employment with Cause, the Executive shall receive: (i) any accrued but unpaid Base Salary through the date of termination; and (ii) any other compensation or benefits payable to the Executive under any plan, program or arrangement maintained by the Company or any of its affiliates, as referenced in Article 4 herein, ((i) and (ii) collectively, the "Accrued Amounts"), and all of the Company's other obligations under this Agreement shall cease on the effective date of the Executive's termination of employment. No action taken by the Executive in the reasonable, good-faith belief that such action was in the best interest of the Company shall constitute a basis for Cause hereunder. In the case of Section 6.1 (b), (d) or
(e), the Executive shall not be terminated for Cause if the basis for Cause is remedied by the Executive within 10 days after receipt of written notice from the Company specifying, in reasonable detail, such basis for Cause.

      6.2. In the event that either the Company terminates the Executive's employment for any reason other than Cause or the Executive terminates his employment due to a Constructive Termination (as defined below), the Executive shall, in lieu of any other compensation or benefits provided for under this Agreement (to the extent permitted by applicable law):

            (a)   receive the Accrued Amounts;

            (b) receive, within 10 business days after termination, a lump-sum cash payment in an amount equal to:

                  (i) three times the sum of the Executive's Base Salary and the Average Bonus under any annual bonus plan(s), plus

                  (ii) a pro rata amount, based on the portion of the current performance year preceding termination, equal to the Average Bonus under any annual bonus plan(s);

            (c) be treated as a retiree as of the termination of employment under any plan under which the Executive has been granted stock options, restricted stock, restricted stock units or similar equity rights;

            (d) continue to receive, for three years from the date of termination of the Executive's employment hereunder, at the Company's expense, life insurance and medical, dental, disability and other welfare benefits at least as favorable as those provided by the Company to the Executive, and in which the Executive is enrolled, on the date of termination of the Executive's employment hereunder (the "Company Welfare Benefits"), provided that such Company Welfare Benefits shall cease if the Executive obtains other employment and receives benefits that are similar in the aggregate to the Company Welfare Benefits; and

            (e) additional cash payments to reimburse the Executive, on an after-tax basis, for any New York State and New York City taxes (net of any corresponding Federal income tax deduction) imposed on the Executive's income in respect of payment received under Section 6.2(b)(i).

As used herein, "Constructive Termination" shall mean a termination by the Executive of his employment for any reason whatsoever (including by reason of the Executive's death). Until such time as the LTPP is terminated (without the establishment of a similar plan), a Constructive Termination hereunder shall be deemed an involuntary termination without "Cause" under the LTPP. "Average Bonus" shall mean the average of the bonuses paid, payable or awarded to (or deferred by) the Executive by the Company or Associates (including any such bonus paid, payable, awarded or deferred under Section 2.2 above) in respect of each of the three full fiscal years of the Company or Associates immediately preceding the year of termination of the Executive's employment (including the full fiscal year immediately preceding the year of termination of the Executive's employment irrespective of whether the bonus for such year has been paid, awarded or deferred or become payable prior to the termination of the Executive's employment); provided, however, that if the Executive's employment is terminated during the 2000 fiscal year, then the Average Bonus shall mean the bonus previously communicated to the Executive in respect of such fiscal year averaged with the bonuses in respect of 1999 and 1998. Notwithstanding the foregoing, with respect to the Executive's continued coverage under any plans subject to the continued coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Executive's "qualifying event" for purposes of COBRA shall be the date that such Company Welfare Benefits cease to be provided. Any termination payments hereunder shall not be taken into account for purposes of any retirement plan or other benefit plan sponsored by the Company or any of its affiliates, except as otherwise expressly required by any such plan or applicable law. The Executive may designate, at any time and from time to time, a beneficiary or beneficiaries, in such form as specified by the Company, to receive the payments provided for upon the Executive's death, provided that any designation or change of a prior designation must be received in writing by the Company prior to the Executive's death; provided, however, that if no such designation is received by the Company prior to the Executive's death, the Executive's beneficiary shall be deemed to be the Executive's estate.

      6.3 In the event that it shall be determined (as provided in Appendix A hereto) that any payment or distribution by the Company or Associates pursuant to this Agreement to or for the benefit of the Executive (determined without regard to any additional payments required under this Section 6.3 of the Agreement) (a "Payment") would be subject to the excise tax imposed by Code
Section 4999 (or any successor provision thereto) or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to the Executive an additional amount (a "Gross-Up Payment" ) such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. Such Gross-Up Payment shall be subject to the terms set forth on Appendix A hereto.

7.    RESTRICTIVE COVENANTS

      7.1. The Executive agrees to execute and deliver the Intellectual Property and Confidential Information Agreement annexed hereto as Exhibit I and to be bound by the Company's Statement of Business Practices, including the provisions thereof relating to proprietary and confidential information and conflicts of interest.

      7.2. The Executive and the Executive's agents shall not, during the one-year period following any termination of employment hereunder, or in contemplation of termination of employment, induce, entice or solicit any employee of the Company or its affiliates, to leave employment with the Company or its affiliates.

      7.3. The Executive shall not, during the one-year period following any termination of employment hereunder, induce, entice or solicit any customer of the Company or its affiliates with whom the Executive has had substantial contact while employed by the Company or any of its affiliates to divert any portion of its business to any other person or entity.

8.    NOTICE

      For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder, shall be in writing, and shall be deemed to have been duly given when hand-delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of its General Counsel) at its principal executive offices and to the Executive at the Executive's latest address contained in the Company's personnel records, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

 9.   SEPARABILITY

       If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such provision shall be modified, to the extent practical, consistent with the intent of the parties, in order to render it enforceable, but such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

10.   ASSIGNMENT

      10.1. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

      10.2. This Agreement shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

      10.3. This Agreement is personal in nature, and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 10. 1.

      10.4. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution; and, in the event of any attempted assignment or transfer contrary to this Section 10.4, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

11.   ENTIRE AGREEMENT; AMENDMENT

      This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto (as well as between the Executive and Associates including, without limitation, the Employment Agreement dated as of December 1, 1998 between Associates Corporation of North America and the Executive) with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no other agreement, statement, or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

 12.  DISPUTE RESOLUTION

      12.1. Any dispute between the Executive and the Company under this Agreement shall be resolved (except as provided otherwise in this Section 12) through binding arbitration conducted by the American Arbitration Association, pursuant to the American Arbitration Association Employment Arbitration rules, or other mutually agreeable arbitration service or rules. The single arbitrator shall be selected by mutual agreement, through alternative strikes from a designated list, or as required by the American Arbitration Association. The arbitrator shall be duly licensed to practice law in the State of Texas and shall have experience in employment law arbitration. All proceedings shall be conducted in the City of Dallas, State of Texas, unless otherwise agreed by all parties.

      12.2. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. Each party shall be entitled to present evidence and argument to the arbitrator. Each party shall have the right to be represented by legal counsel of the party's choosing. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator does not have authority (a) to render a decision that contains a reversible error of state or federal law or
(b) to apply a cause of action or remedy not otherwise provided for under applicable state or federal law. The arbitrator shall be required to state in a written opinion all facts and conclusions of law relied upon to support the decision rendered and shall give written notice to the parties of the decision and furnish each party a signed copy of such decision. The determination of the arbitrator shall be conclusive and binding upon the parties, and judgment upon the same may be entered in any court having jurisdiction thereof. The parties shall resolve any dispute over the enforceability of an award through declaratory relief to be disposed of through motion proceedings in the applicable court of law in Texas. Either party may move for dismissal through summary judgment in accordance with the Federal Rules of Civil Procedure and the standard of proof under federal law for a motion for summary judgment. The expenses of arbitration, including reasonable expenses of legal counsel retained by the Executive in connection with such arbitration, shall be borne by the Company.

 13.  WITHHOLDING

      The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

14.   GOVERNING LAW

      This Agreement shall be construed, interpreted and governed in accordance with the laws of Texas, without regard to conflicts of laws principles thereof.

 15.  NO MITIGATION OR OFFSET

      The Executive shall not be required to mitigate any amounts hereunder. The Company shall have no right to offset against any payments or other benefits due to the Executive hereunder for any reason, except as expressly provided in
Section 6.2(d), above.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of October 30, 2000.






                                     /s/ Keith W. Hughes
                                     -------------------
                                     EXECUTIVE



                                     CITIGROUP INC.


                                     /s/ Sanford I. Weill
                                     --------------------
                                     By: Sanford I. Weill
                                     Title: Chairman and Chief Executive Officer

                                APPENDIX A

                             GROSS-UP PAYMENT

      1. Subject to the provisions of Section 2 of this Appendix A, all determinations required to be made under Section 6.3 of the Agreement, including whether and when an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Company and approved by the Executive. The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 6.3 of the Agreement and this Section 1. The Accounting Firm shall submit its determination and detailed supporting calculations both to the Company and to the Executive within 15 business days after the effective date of termination of the Executive's employment hereunder, if applicable, or at such earlier time as may be requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations. If the Accounting Finn determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.
As a result of possible uncertainty in the application of Code Section 4999
(or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made
(an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 2 of this Appendix A and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting
Firm shall determine the amount of the Underpayment that has occurred, and the Company shall promptly pay any such Underpayment to or for the benefit of the Executive within five business days after the Company's receipt of the Accounting Firm's determination and calculations. Notwithstanding the foregoing, after payment by the Company of the Gross-Up Payment, as determined by the Accounting Firm, the Company may direct the Executive to apply for and/or sue for a refund of any Excise Tax paid, in which event the provisions of Section 2 of this Appendix A shall apply.

      2. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up

 Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and
 (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

      (i) provide the Company with any written records or documents in the Executive's possession relating to such claim as such records or documents are reasonably requested by the Company;

      (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

      (iii) cooperate with the Company in good faith in order to effectively to contest such claim; and

      (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 2, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 2 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      3. The federal, state and local income or, other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.3 of the Agreement or Section 2 of this Appendix A, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 2 of this Appendix A) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereof after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.3 of the Agreement or Section 2 of this Appendix A, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to
Section 6.3 of the Agreement.

                                                                      SCHEDULE A

                   EQUITY - BASED AWARDS GRANTED BY ASSOCIATES

                            Exercisable as of 9/28/00

--------------------------------------------------------------------------------

KEITH W. HUGHES
5600 Chatham Hill Road
Dallas, TX  75220-2210

Stock Options:

Grant      Expiration     Plan     Grant              Options        Options      Options         Options Vested     Options
Date       Date           ID       Type               Granted        Price        Outstanding                        Exercisable
5/3/96     5/7/06         01       Non-Qualified      310,220      $14.50000       310,220          310,220           310,220

5/8/96     5/7/06         96       Non-Qualified      189,580      $14.50000       189,580          189,580           189,580

1/2/97     1/1/07         97       Non-Qualified      190,000      $21.62500       190,000          190,000           190,000

1/2/98     1/1/08         98       Non-Qualified      200,000      $35.31250       200,000          200,000           200,000

1/4/99     1/3/09         99       Non-Qualified      240,000      $42.25000       240,000          240,000           240,000

1/3/00     1/2/10         10       Non-Qualified      270,000      $26.56250       270,000          270,000           270,000

TOTALS                                              1,399,800                    1,399,800        1,399,800         1,399,800



Restricted Stock:

      Grant Date         Number of Shares         Number Vested

      5/8/96                  103,460                103,460

      1/2/98                  35,000                  35,000

      3/9/99                  40,000                  40,000

      1/3/00                  40,000                  40,000

--------------------------------------------------------------------------------


                                                                      SCHEDULE B

                          CERTAIN BENEFIT CALCULATIONS

[ERNST & YOUNG letterhead]


Associates First Capital Corporation

Calculation Worksheet for Keith Hughes

Monthly Accrued Benefits, Single Life Annuity

                                    MONTHLY BENEFIT PAYABLE AT:
PLAN                                JULY 1, 2001             JULY 1, 2008
                                    Age 55                   Age 62*
AFCC Pension Plan                   $    3,739.45            $    3,739.45
EBP                                 $   69,219.84            $   69,219.84
SRIP                                NOT APPLICABLE           $   11,528.74
                                    --------------           -------------
Total Monthly Benefit               $   72,959.29            $   84,488.03


*If the participant commences payment after age 55, the sum of the qualified and EBP benefits will be the same as at age 55, but the individual qualified and EBP benefit amounts may differ.

These benefits were calculated using the following information as input:

Date of birth: July 1, 1946
Service date: May 15, 1981
Benefit service, qualified plan: 20.12903
Additional service for Change in Control: 3 years
Five-year final average compensation (EBP and SRIP): $2,042,916.68

                        The final average earnings under the EBP and SRIP include three extra years in calculating the highest average compensation. The amount of compensation for each extra year is based on the participant's final annual base salary and an average of the last three annual bonuses paid prior to Change in Control. The amount used for each extra year is $2,025,000. In addition, we used actual compensation for 1999 and estimated compensation for 2000 in calculating the five-year final average compensation. The 2000 compensation was estimated based on the 2000 annual base salary plus the 1999 bonus. The amount of compensation used for this purpose is as follows:


                        1999           $2,031,250
                        2000           $2,108,333

                                                                        10/02/00

Keith Hughes                                                       Cheryl Hughes


Benefit payable at 07/01/2001 (age 55)

                                 QUALIFIED PLAN

      PAYMENT OPTION                   YOUR AMOUNT            SPOUSE AMOUNT

      Single Life Annuity               $3,739.45                $   0.00
      10 Yr. C&L Annuity*                3,515.08                3,515.08
      50% J&S Annuity                    3,365.51                1,682.76
      75% J&S Annuity                    3,215.93                2,411.95
      100% J&S Annuity                   3,066.35                3,066.35


                               EXCESS BENEFIT PLAN

                Option based on payment option for Qualified Plan

      PAYMENT OPTION                  YOUR AMOUNT           SPOUSE AMOUNT

Single Life Annuity                  $69,219.84                $    0.00
10 Yr. C&L Annuity*                   65,066.65                65,066.65
50% J&S Annuity                       62,297.86                31,148.93
75% J&S Annuity                       59,529.06                44,646.80
100% J&S Annuity                      56,760.27                56,760.27


                       SUPPLEMENTAL RETIREMENT INCOME PLAN
                               (PAYABLE AT AGE 62)

                Option based on payment option for Qualified Plan

      PAYMENT OPTION                 YOUR AMOUNT            SPOUSE AMOUNT

Single Life Annuity                   $11,528.74                $    0.00
10 Yr. C&L Annuity *                   10,837.02                10,837.02
50% J&S Annuity                        10,375.87                 5,187.94
75% J&S Annuity                         9,914.72                 7,436.04
100% J&S Annuity                        9,453.57                 9,453.57
                         ------------------------------


*Spouse's benefit payable upon death of participant. Under Ten Year Certain and Life Annuity, payments continue for lifetime of retiree. If, upon death of retiree, 120 payments have not been made, beneficiary will receive remaining number of payments. Payments to BENEFICIARY stop after a total of 120 payments have been made from the Plan (to either retiree or beneficiary).

                                                                   EXHIBIT 1

             INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION
                                    AGREEMENT

          INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

In consideration of my position and employment with Citigroup Inc. ("Citigroup") or any subsidiary or affiliate of Citigroup ("Citigroup Business"), I agree to keep confidential and not divulge to others, and not to use for my own benefit or for the benefit of any unauthorized third parties, confidential, secret and/or proprietary information and data regarding the business of Citigroup or any Citigroup Business, their respective employees, products and services, methods, systems, business plans or marketing methods and strategies, costs or other confidential, secret or proprietary information. Furthermore, I agree to keep confidential and not to use for my own benefit or the benefit of any unauthorized third parties the secret, confidential or proprietary information of Citigroup's or any Citigroup Business' employees, customers, clients and vendors or any others having a confidential relationship with Citigroup or any Citigroup Business. After my employment with Citigroup or any Citigroup Business terminates, I agree not to divulge or use any such confidential or proprietary information, and to return immediately to Citigroup or the appropriate Citigroup Business all documents, disks, papers, media or records including but not limited to those containing confidential or proprietary information and all prototypes or samples relating to or derived from the confidential or proprietary information, and I further agree not to keep copies or duplicates of any of those items.

In addition, I understand and agree that while employed by Citigroup or any Citigroup Business, I will promptly disclose to it, and assign to it my interest in any invention, improvement, discovery or work of authorship made or conceived by me, either alone or jointly with others, which arises out of my employment or is aided by the use of time, materials, property or facilities of Citigroup or any Citigroup Business. At Citigroup's or any Citigroup Business' request and expense, I will assist Citigroup or any Citigroup Business during the period of my employment and thereafter in connection with any effort to perfect such assignment, any controversy or legal proceeding relating to such invention, improvement, discovery or work of authorship and in obtaining domestic and foreign patent, copyright or other protection covering the same. I will irrevocably waive author's moral rights relating to such invention, improvement, discovery or work of authorship and will not exercise such right in any manner.

I further agree that I will export or reexport, directly or indirectly, any software or technology received from Citigroup or any Citigroup Business, or allow the direct product thereof to be exported or reexported, directly or indirectly, to (a) any country in Country Group S or Z of the Export Administration Regulations of the Department of Commerce (currently Libya, Cuba and North Korea); (b) any non-civil (i.e., military) end-users or for any non-civil end-uses in any country in Country Group Q, W, or Y of the Export Administration Regulations (currently Albania, Bulgaria, Cambodia, Estonia, Laos, Latvia, Lithuania, Monogolian People's Republic, Romania, the geographic area formerly known as the Union of Soviet Socialist Republics, Vietnam) or the People's Republic of China; (c) any country subject to sanctions administered by the Office of Foreign Assets Control (currently Cuba, Iran, Iraq, Libya, North Korea and Yugoslavia [Serbia and Montenegro only]); or (d) Syria.

Finally, I understand that in the event I breach the terms of this Agreement, in addition to any other remedies Citigroup or any Citigroup Business may have, I may be subject to disciplinary action, up to and including termination of employment.


/s/Keith W. Hughes                                    Keith W. Hughes
------------------                                    ------------------------
Signature                                             Print Name


                                                      November 14, 2000
------------------                                    ------------------------
Social Security Number                                Date

                                    AMENDMENT

      AMENDMENT, dated as of January 11, 2001, between Citigroup Inc. (the "Company"), and Keith Hughes (the "Executive") to the Employment Agreement, dated as of October 30, 2000 (the "Employment Agreement") between the Company and the Executive.

      WHEREAS, the Company and the Executive have entered into the Employment Agreement; and

      WHEREAS, the Company and the Executive desire to amend the Employment Agreement pursuant to Section 11 thereof.

      NOW THEREFORE, in accordance with Section 11 of the Employment Agreement, we hereby amend such Employment Agreement so that Section 6.2(b) reads, in its entirety, as follows:

       (b) receive, within 10 business days after termination, a lump-sum cash payment in an amount equal to:

            (i) three times the sum of the Executive's Base Salary and the Average Bonus under any annual bonus plan(s), plus

            (ii) a pro rata amount, based on the portion of the current performance year preceding termination, equal to the Average Bonus under any annual bonus plan(s); plus

            (iii) pursuant to Section 2.2, a bonus for any previously completed fiscal year to the extent not yet paid;

All other provisions of the Employment Agreement shall remain in full force and effect.

                                                CITIGROUP INC.


                                                /s/ Stephanie B. Mudick
                                                -----------------------
                                                By:
                                                Title:


                                                /s/ Keith Hughes
                                                ----------------
                                                KEITH HUGHES